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                                                            Exhibit 8


                                                                    216-586-3939




                                  July 10, 2000




The J. M. Smucker Company
Strawberry Lane
Orrville, Ohio  44667-0280


Ladies and Gentlemen:

                  You have requested our opinion regarding the material federal income tax consequences of the exchange of Class A common shares, without par value (the "Class A Shares"), and Class B common shares, without par value (the "Class B Shares"), of The J. M. Smucker Company, an Ohio corporation (the "Company"), for shares of a single class of new common shares, without par value, of the Company (the "New Common Shares"), for cash, or for both New Common Shares and cash (the "Exchange"), in the merger of JMS-Ohio, Inc., an Ohio corporation ("JMS"), with and into the Company pursuant to an Agreement of Merger, dated as of July 3, 2000, between the Company and JMS (the "Merger Agreement").

                  This opinion addresses only the tax consequences of the Exchange under the Internal Revenue Code of 1986, as amended (the "Code"). Capitalized terms used but not defined in this letter have the meanings given them in the Merger Agreement.

                  In rendering this opinion, we have examined the Merger Agreement, the registration statement on Form S-4 that includes the Company proxy statement-prospectus prepared in connection with the Exchange (the "Registration Statement"), and such other documents and records of the Company and JMS as we have determined to be necessary or appropriate. With your consent, we have also relied upon the accuracy at all material times of the assumptions contained in a tax certification letter of the Company dated July 10, 2000. We assume that the Merger Agreement and each of the other documents executed or finalized in connection with the Exchange have not been, and will not be, amended prior to the Effective Time and that the Exchange will be effected in the manner described in the Merger Agreement and the Registration Statement. We also assume that the Class A Shares and Class B Shares are held as a "capital asset" within the meaning of Section 1221 of the Code.

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The J. M. Smucker Company
July 10, 2000
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                  Based upon the foregoing, we are of the opinion that:

                           (1) Holders of Class A Shares and/or Class B Shares
                  that receive solely New Common Shares in the Exchange pursuant to the Merger Agreement will not recognize gain or loss; and

                           (2) Holders of Class A Shares and/or Class B Shares
                  that receive solely cash in the Exchange pursuant to the Merger Agreement will recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the shares surrendered, unless, in the case of a shareholder that is treated as holding New Common Shares under the constructive ownership rules of the Code, or otherwise, the receipt by that shareholder of cash has the effect of a dividend.

                  Our opinion is based on the relevant provisions of the Code, and on Treasury regulations, administrative interpretations, and judicial decisions as in effect on the date of this letter. These authorities are subject to change, which could be either prospective or retroactive, and we can provide no assurance as to the effect that any such change may have on the opinion that we have expressed above. We assume no obligation to inform you of any such change.

                  This opinion is being furnished to you solely for the benefit of the Company. We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement, and to the reference to our Firm under the caption "Legal Matters" in the proxy statement-prospectus constituting part of the Registration Statement.

                                          Very truly yours,



                                          /s/ Jones, Day, Reavis & Pogue